Exhibit 10.15

WINGSTOP RESTAURANTS, INC.

CHANGE IN CONTROL BONUS AWARD AGREEMENT

GRANT

Wingstop Restaurants, Inc. (the “Company”) hereby grants to                         (“[Grantee/Executive]”) a Change in Control Bonus Award (the “Bonus”) in the amount determined pursuant to Section 2 below, which Bonus will become payable only upon consummation of a transaction resulting in a Change in Control (as defined in Section 1 below) of Wing Stop Holding Corporation (“Parent”), and is subject to [Grantee/Executive]’s compliance with each of the requirements of this Change in Control Bonus Award Agreement (this “Agreement”). [Grantee/Executive] hereby accepts the Bonus described in this Agreement subject to the terms and conditions set forth in this Agreement.

WINGSTOP RESTAURANTS, INC.		[GRANTEE/EXECUTIVE]

By:		By:
	Name:		Date:
Title:
Date:

TERMS AND CONDITIONS

§ 1 Payment of Bonus.

(a) A Bonus will become payable to [Grantee/Executive] upon the consummation of a transaction that results in a Change in Control of Parent, subject to the terms and conditions set forth in this Agreement. The amount of the Bonus will be as calculated in Section 2, and the payment terms are as set forth in Section 3.

(b) A “Change in Control” means the first to occur of: (i) the sale of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, or (ii) a person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group), whether by stock sale, merger, exchange, or other transaction, ownership of common stock of Parent possessing more than 50% of the total voting power of the stock of Parent; provided that, a sale or transfer from one Roark Capital Management affiliate to another Roark Capital Management affiliate will not be considered for purposes of determining a Change in Control.

§ 2 Calculation of Amount of Bonus.

(a) Subject to Section 2(b), the Bonus that will be payable upon the consummation of a Change in Control is a dollar amount equal to the number of [Grantee/Executive]’s Covered Securities, multiplied by [     ] (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations). [Grantee/Executive]’s “Covered Securities” means

(i) the number of shares of the $.01 par value common stock of Parent (“Common Stock”) owned by [Grantee/Executive] immediately prior to the consummation of the Change in Control as the result of [Grantee/Executive]’s exercise of a Covered Option after [                    ], 201[    ], plus (ii) the number of vested Covered Options that are acquired from the [Grantee/Executive] for consideration in connection with the Change in Control transaction. “Covered Option” means an option to acquire shares of Common Stock issued to [Grantee/Executive] prior to [                    ], 201[    ].

(b) Notwithstanding Section 2(a) above, if the consideration payable with respect to a share of Common Stock in connection with the Change in Control transaction is equal to or less than $[    ] per share, then no Bonus will be payable pursuant to this Agreement.

(c) Notwithstanding Section 2(a) above, if [Grantee/Executive] is not [affiliated/employed] [(either by way of employment or by serving on the Parent’s Board of Directors)] with the Company, or any subsidiary of the Company, on the date of the consummation of the Change of Control transaction, then no Bonus will be payable pursuant to this Agreement.

§ 3 Time and Form of Payment. Such Bonus, if any, will be paid to [Grantee/Executive] in cash on the same schedule and under the same terms and conditions as apply to payments to be received by shareholders of Parent in connection with such Change in Control transaction (but in no event later than five (5) years following the effective date of such Change in Control transaction).

§ 4 Release. As a condition to the Company paying the Bonus pursuant to this Agreement, [Grantee/Executive] must execute and not revoke a general release on behalf of [Grantee/Executive] and [Grantee/Executive]’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against Parent, the Company and each subsidiary and affiliate of the Company, and their respective current and former shareholders, directors, officers, administrators, trustees, employees, agents, and other representatives. Such release shall be in form and substance satisfactory to the Company, and must be delivered to the Company and become non-revocable prior to the date on which payments to shareholders of Parent in connection with the Change in Control transaction are made as contemplated under Section 3 above.

§ 5 No Right to Continue Service. Neither the Bonus nor this Agreement shall give [Grantee/Executive] the right to continue his [affiliation/employment] with the Company, or any subsidiary or affiliate of the Company, or shall adversely affect the right of the Company, or any subsidiary or affiliate of the Company, to terminate [its affiliation with] [Grantee/Executive] with or without cause at any time.

§ 6 Confidential Information.

(a) [Grantee/Executive], while [affiliated/employed] with the Company and during the five (5) year period following termination of [Grantee/Executive]’s [affiliation/employment] with the Company (except that a trade secret shall not be disclosed for so long as it remains a trade secret), agrees that he shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, any “Confidential Information” that [Grantee/Executive] may have acquired (whether or not developed or compiled by [Grantee/Executive] and whether or not [Grantee/Executive] is authorized to have access to such information) during the term of, and in the course of, or as a result of [Grantee/Executive]’s [affiliation/employment] with the Company.

(b) The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates relating to its businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, the terms and conditions of this Agreement (including the amount of the Bonus), current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans, that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company.

§ 7 Cooperation. [Grantee/Executive] agrees that, following the termination of [Grantee/Executive]’s [affiliation/employment] with the Company, [Grantee/Executive] will cooperate with all reasonable requests by the Company (or any subsidiary or affiliate of the Company) for assistance in connection with any investigations or legal proceedings involving the Company (or any subsidiary or affiliate of the Company).

§ 8 Non-Disparagement. [Grantee/Executive] agrees that [Grantee/Executive] will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board of Directors of the Company, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners. The provisions of this Section 8 will survive the termination of [Grantee/Executive]’s [affiliation/employment] with the Company.

§ 9 Withholding. The Company or any subsidiary or affiliate of the Company shall have the right to take such action as the Company or such subsidiary or affiliate deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements arising out of payment of the Bonus.

§ 10 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

§ 11 Binding Effect. This Agreement shall be binding upon the Company and [Grantee/Executive] and their respective heirs, executors, administrators and successors.

§ 12 409A Provisions. The parties intend that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If, for any reason, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. The Company makes no representation or warranty and shall have no liability to [Grantee/Executive] or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

§ 13 Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to sections (§) in this Agreement shall be to sections (§) of this Agreement unless otherwise expressly stated as part of such reference.